Exhibit 99.1

deCODE genetics Announces Full-year 2006 Financial Results

Reykjavik, ICELAND, March 6, 2007 — deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the quarter and year ended December 31, 2006. A conference call to discuss the year’s results and recent operating highlights will be webcast live tomorrow, Wednesday, March 7, at 8:00am EST/1:00 pm GMT (details below).

Revenue for the year ended December 31, 2006 was $40.5 million, versus $44.0 million for the full year 2005. At December 31, 2006, the company had $9.8 million in deferred revenue, which will be recognized over future reporting periods.

Net loss for the year ended December 31, 2006 was $85.5 million, compared to $62.8 million for the full year 2005. This increase is the result of investment in the conduct of clinical trials in the company’s lead drug development programs. Basic and diluted net loss per share was $1.49 for the full year 2006, compared to $1.17 for the full year 2005. At the close of 2006, the company had approximately 61.6 million shares outstanding.

At December 31, 2006, the company had $152.0 million in cash and investments, compared to $155.6 million at December 31, 2005.

Research and development expense for proprietary programs was $57.1 million for the full year 2006, compared to $43.7 million for the full year 2005. This increase is the result principally of costs associated with the conduct of clinical trials in the company’s heart attack and arterial thrombosis programs. Selling, general and administrative expenses for the full year 2006 were $25.2 million, compared to $20.1 million for 2005.

“Our clinical development work continues to provide compelling evidence of the potential of our approach for bringing forward new drugs targeting the biology of common diseases. And we are preparing to launch next quarter the first product based upon our work in human genetics: a DNA-based test for better understanding risk of type 2 diabetes, which we expect will be the first of several such reference laboratory tests. At the end of last year we completed a Phase IIa trial for DG041, our anti-platelet compound for the prevention of arterial thrombosis, and we are now completing the Phase I multiple-dose testing for DG051 for the prevention of heart attack. As we prepare to present the results from these trials and begin the next phases in clinical testing, we are also advancing the reformulation of DG031 to be able to restart Phase III testing near the end of this year. While hitting major milestones in product development, we have also effectively met our financial objectives, which are to invest our resources to bring important new medicines to the marketplace,” said Kari Stefansson, CEO of deCODE.

Fourth quarter 2006 results
Revenue for the quarter ended December 31, 2006 was $11.5 million, compared to $9.8 million for the fourth quarter 2005. Net loss for the fourth quarter 2006 was $23.2 million, compared to $21.1 million for the same period a year ago. Research and development expense for proprietary programs increased to $14.2 million for the fourth quarter 2006 from $13.7 million for the same period in 2005. For the fourth quarter 2006, selling, general and administrative expenses were $8.6 million versus $6.4 million for the fourth quarter 2005.

Key highlights over the past year include:

Drug and Diagnostic Development

•                  Arterial thrombosis: DG041. In December, the company completed its Phase IIa clinical trial for DG041, deCODE’s developmental anti-platelet compound for the prevention of arterial thrombosis. The trial is examining safety and tolerability, dosing, and the effect of different dose levels on platelet function and a range of serum biomarkers associated with atherosclerosis, and the company expects to announce the results in the second quarter.

•                  Heart attack: DG051. deCODE completed Phase I single-dose testing of DG051 at the end of 2006 and is now completing the Phase I multiple-dose studies. DG051 is a first-in-class, small-molecule inhibitor of leukotriene A4 hydrolase (LTA4H) discovered by deCODE’s chemistry unit and being developed for the prevention of heart attack. LTA4H is encoded by one of the genes in the leukotriene pathway deCODE has linked to increased risk of heart. The at-risk versions of these genes confer increased risk of heart attack by increasing the production of the pro-inflammatory molecule leukotriene B4 (LTB4). Preliminary results from the single-dose Phase I study demonstrated that DG051 reduces LTB4 production in a dose-dependent manner and was well tolerated at all doses tested.

•                  Heart attack: DG031. In October deCODE voluntarily suspended its Phase III clinical trial for DG031 (veliflapon), the company’s developmental compound for the prevention of heart attack, in order to address a formulation problem. deCODE is currently evaluating new formulation and process combinations and expects to have sufficient clinical supplies to be able to reinitiate of Phase III testing near the end of this year.

•                  Asthma: CEP-1347. In 2006, deCODE completed a successful Phase IIa clinical trial of Cephalon’s CEP-1347 in asthma. The trial, conducted by deCODE under a research collaboration and licensing agreement with Cephalon, was based upon deCODE’s discovery of variants in the gene encoding the MAP3K9 kinase as risk factors for the development of asthma. The MAP3K9 kinase acts within a pathway targeted by CEP-1347. The companies are discussing the next steps in continuing the clinical development of CEP-1347 in asthma.

•                  Diagnostics. deCODE has applied for CLIA certification of its reference laboratory for DNA-based disease predisposition testing. The first test the company expects to offer is for a variant in the gene encoding TCF7L2 which deCODE has linked to significantly increased risk of type 2 diabetes (T2D). This discovery has been replicated in more than 20 populations, and has been shown in pre-diabetics to correlate with increased likelihood of progression from prediabetes to T2D. The company believes that this test may be a useful addition to the range of known risk factors for T2D, and may assist physicians in identifying the roughly one-third of their pre-diabetic patients who are most likely to progress to type 2 diabetes, enabling more focused and effective lifestyle and prophylactic drug treatment regimes to keep individuals from becoming diabetic. The company is also advancing DNA-base predisposition testing for atrial fibrillation/stroke, prostate cancer, and heart attack.

Target Discovery

•                  Type 2 diabetes. In January 2006 deCODE scientists published the discovery of a single letter variant, or SNP, in the TCF7L2 gene on chromosome 10 that represents the most significant and best replicated genetic risk factor for type 2 diabetes (T2D) found to date. The impact of this variant has since been replicated in some twenty populations and by numerous independent researchers. The variant has been found to confers an approximately 40% increase in risk of T2D in those who carry one copy of the at-risk variant compared to controls, and approximately double the risk in those who carry two copies.

•                  Prostate cancer. In May, deCODE reported the discovery of a common genetic variant that predisposes to prostate cancer. It is one of the first genetic risk factors ever found to confer risk of a common type of cancer in the general population. The variant was discovered in Iceland and confirmed in several American and Swedish cohorts; it has since been confirmed in several other populations by independent research groups. About 19% of men of European ancestry with prostate cancer carry at least one copy of the variant, which confers an approximately 60% increase in risk of the disease and accounts for approximately 8% of cases. The variant confers roughly the same increase in risk among African Americans but is twice as common. The variant thus accounts for approximately 16% of prostate cancer among African American men and thereby contributes to the higher incidence of the disease among African Americans. The variant is also associated with more aggressive forms of prostate cancer, and deCODE is utilizing the discovery as the basis for developing a diagnostic test that may aid in identifying individuals at high risk and those who would benefit from more aggressive therapy.

•                  Breast cancer. deCODE has linked a variant within a gene called BARD1 (BRCA1-associated RING domain 1) to increased risk of breast cancer in the general population. In a study of a total of more than 2000 patients and controls in Iceland, the variant was found in 5.4% of breast cancer patients and 3.1% of controls, corresponding to an 80% increase in risk for carriers of the variant in the general population. Among women who carry this variant as well as the Icelandic founder risk mutation in the BRCA2 gene, the likelihood of developing breast cancer may approach certainty. Carriers of the BARD1 variant, with or without the BRCA2 mutation, also had an increased risk of subsequent primary breast tumors after the first breast cancer diagnosis. deCODE is applying this finding to develop a DNA-based diagnostic test.

Corporate Alliances

•                  DNA-based diagnostics. deCODE and Illumina last year formed a strategic alliance to co-develop and commercialize DNA-based risk predisposition test kits in several major disease areas. The alliance will employ Illumina’s platform for high-multiplex single-nucleotide polymorphism (SNP) genotyping to develop tests for gene variants deCODE has previously shown to have impact on the risk of a growing number of common diseases with major public health impact. The alliance is focusing initially on the development of diagnostic tests for variants in genes involved in heart attack, type 2 diabetes, and breast cancer.

•                  Early last year deCODE acquired of privately-held Icelandic cancer research firm Urdur, Verdandi Skuld (UVS), enabling deCODE to broaden and enhance its cancer programs by expanding its population-based resources in oncology.

Personnel

•                  Jakob Sigurdsson. In November, deCODE appointed Jakob Sigurdsson as Senior Vice President, Corporate Development. Mr. Sigurdsson holds a BS degree in chemistry from the University of Iceland and an MBA from the Kellogg School of Management at Northwestern University. He previously held senior positions in the United States and Europe for Rohm and Haas Company, and served for two years as CEO and President of Alfesca, a multinational foods group.

•                  Peter Goodfellow. In September deCODE appointed Dr. Peter Goodfellow to its Board of Directors. Dr. Goodfellow was until recently Senior Vice President for Discovery Research at GlaxoSmithKline, a position he held for the past six years.

•                  Birgit Stattin Norinder. In June, deCODE appointed Birgit Stattin Norinder to the company’s Board of Directors. Ms Norinder has held senior clinical development and regulatory affairs positions at Pfizer, Astra, Glaxo and Pharmacia & Upjohn, and was CEO and Chairman of UK-based Prolifix Ltd. She is currently Chairman of the Board of Betagenon AB.

•                  Earl Collier. In July, deCODE appointed Earl M. “Duke” Collier, Jr, to its Board of Directors. Mr. Collier is Executive Vice President of Genzyme Corporation.

Condensed Consolidated Statements of Operations

	For the three months ended December 31 ,		For the full-year ended December 31,
	2006	2005	2006	2005
	in thousands, except share and per share amounts (unaudited)
Revenue	$11,451	$9,798	$40,510	$43,955
OPERATING EXPENSES
Cost of revenue, including collaborative revenue	10,994	10,181	42,660	37,263
Research and development — proprietary programs	14,206	13,679	57,108	43,748
Selling, general and administrative	8,609	6,426	25,206	20,118
Total operating expense	33,809	30,286	124,974	101,129
Operating loss	(22,358)	(20,488)	(84,464)	(57,174)
Interest income	1,803	2,113	6,685	6,397
Interest expense	(2,673)	(1,709)	(7,808)	(7,484)
Other non-operating income and (expense), net	3	(1,028)	114	(4,489
Net loss	$(23,225)	$(21,112)	$(85,473)	$(62,750)
Basic and diluted net loss per share:	$(0.38)	$(0.39)	$(1.49)	$(1.17)
Shares used in computing basic and diluted net loss per share	60,826,272	53,932,268	57,465,287	53,823,999

Condensed Consolidated Balance Sheet Data

	At December 31, 2006	At December 31, 2005
	in thousands (unaudited)
Cash and investments, including restricted cash	$152,016	$155,554
Total assets	215,609	206,758
Total liabilities	270,988	216,095
Total shareholders’ equity	(55,379)	(9,337)

About deCODE
deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs and diagnostics for common diseases. deCODE is a global leader in gene discovery — our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.